Exhibit 10.28
FORM OF OPTIONS AGREEMENT

THE BANK OF NEW YORK MELLON CORPORATION
LONG-TERM INCENTIVE PLAN
FORM OF NOTICE OF AWARD – OPTIONS
Subject to the terms and conditions of The Bank of New York Mellon Corporation 2023 Long-Term Incentive Plan (the “Plan”), this Notice of Award – Options (the “Award Notice”), and the Terms and Conditions of Options (the “Terms and Conditions”), The Bank of New York Mellon Corporation (the “Corporation”) grants you nonstatutory stock options (“Options”) as reflected below and on the Corporation’s equity website (the “Equity Website”). Each Option represents the right to purchase one (1) share of the Corporation’s common stock, par value $0.01 (“Common Stock”), upon satisfaction of the terms and conditions as set forth in the Award Notice and the Terms and Conditions (collectively, the “Award Agreement”), subject to the terms of the Plan. Capitalized terms used but not defined in the Award Notice shall have the same meaning as provided in the Plan.

Participant
Grant Date
Number of Options
Option Price per Option (“Exercise Price”)
Expiration Date
Vesting Schedule – Please refer to the Appendix. Each date upon which all or a portion of your Option award is scheduled to vest is referred to as a “Vesting Date.”

[A Vesting Date may be delayed if and to the extent the Risk Adjustment Process set forth in Exhibit A is not completed by such date.]

[Risk Adjustment Process - Unvested Options are subject to forfeiture based upon the Risk Adjustment Process set forth in Exhibit A.]
[Holding Period - You may not transfer any shares of Common Stock, following payment of the full Exercise Price and withholding or payment of Tax-Related Items (as defined in Section 5.3 of the Terms and Conditions), acquired pursuant to your exercise of any Options (the “Retained Shares”) by way of sale, assignment, pledge, or otherwise until the [INSERT] anniversary of the exercise date of such Options (the “Release Date”). In the event of your death, the “Release Date” shall be your date of death. The Corporation may require the book entry or certificate representing the Retained Shares to contain a notation or bear a legend (as well as any notations or legends required by Applicable Laws) noting the existence of the restrictions applicable to the Retained Shares pursuant to this Award Agreement and may advise the transfer agent/equity plan administrator to place a stop order against any Retained Shares. Notwithstanding the foregoing, pursuant to the Corporation’s applicable processes and procedures, you may transfer some or all of the Retained Shares (which will continue to be subject to the Holding Period until the applicable Release Date) through a gift for no consideration to a trust or other estate planning vehicle approved by the Corporation in which you retain full beneficial ownership of such Retained Shares.]

THE CORPORATION’S GRANT OF OPTIONS AS REFLECTED HEREIN IS CONTINGENT UPON YOUR ACKNOWLEDGEMENT AND ACCEPTANCE OF THE AWARD AGREEMENT AND THE PLAN ELECTRONICALLY ON THE EQUITY WEBSITE ON OR BEFORE [GRANT ACCEPT BY DATE]. IF YOU FAIL TO DO SO, THE CORPORATION’S GRANT OF OPTIONS AS REFLECTED HEREIN SHALL BE NULL AND VOID, AND SHALL NOT BE RE-INSTATED.

BY ELECTRONICALLY ACKNOWLEDGING AND ACCEPTING THE CORPORATION’S GRANT OF OPTIONS, YOU AFFIRMATIVELY AND EXPRESSLY AGREE:
(1)    SUCH ACKNOWLEDGEMENT AND ACCEPTANCE CONSTITUTES YOUR ELECTRONIC SIGNATURE IN EXECUTION OF THE AWARD AGREEMENT
(2)    TO BE BOUND BY THE PROVISIONS OF THE AWARD AGREEMENT AND THE PLAN INCLUDING WITHOUT LIMITATION ANY LOCATION SPECIFIC SPECIAL TERMS AND CONDITIONS SET FORTH IN THE ADDENDUM, AS DEFINED IN THE TERMS AND CONDITIONS
(3)    YOU (A) HAVE REVIEWED THE AWARD AGREEMENT AND THE PLAN IN THEIR ENTIRETIES; (B) WERE GIVEN A REASONABLE TIME TO COMPLETE SUCH REVIEW; (C) HAVE BEEN ADVISED BY THE CORPORATION TO CONSULT WITH YOUR OWN ATTORNEY BEFORE ENTERING INTO THE AWARD AGREEMENT; (D) HAVE HAD AN OPPORTUNITY TO OBTAIN PROFESSIONAL LEGAL/TAX/INVESTMENT ADVICE PRIOR TO ACCEPTING THE OPTIONS; AND (E) FULLY UNDERSTAND ALL OF THE PROVISIONS OF THE AWARD AGREEMENT AND THE PLAN
(4)    YOU HAVE BEEN PROVIDED WITH A COPY OR ELECTRONIC ACCESS TO A COPY OF THE PLAN AND THE U.S. PROSPECTUS FOR THE PLAN
(5)    TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE CORPORATION UPON ANY QUESTIONS ARISING UNDER THE AWARD AGREEMENT AND THE PLAN
PARTICIPANT ACCEPTANCE DATE: [ACCEPTANCE DATE]
********************************

FORM OF EXHIBIT A
Risk Adjustment/Forfeiture Decision Process
For any performance year in which you remain a covered employee (including as an MRT), your risk performance will be assessed via a Risk Culture Summary Scorecard (“RCSS”) Rating and/or a Performance Management Platform (“PMP”) Risk Goal Rating, as applicable. If, in any year, you receive an RCSS Rating or a PMP Risk Goal Rating, as applicable, of “Partially Met Expectations” or “Did Not Meet Expectations,” your unvested awards will be subject to review by the Human Resources and Compensation Committee of the Corporation’s Board of Directors (the “HRCC”) for consideration of forfeiture, as applicable. If you are no longer a covered employee (including as an MRT) or have left the Corporation, any unvested portion of your awards granted while you were a covered employee (including as an MRT) will also be subject to a risk review by the HRCC.
In that event, as part of its review, the HRCC will ask –
•Did your rating reflect poor risk behavior by you in a prior year?
•Did you receive an award in that year?
If the answer to both questions is yes, the HRCC asks the following questions with respect to each of the designated prior years:
•Financial Impact: How much did/will the issue cost the Company?
•Reputational Impact: How much of a regulatory impact did/will it have on the Company?
The HRCC selects the impact answer that falls into the highest category below to determine the impact forfeiture percentage.

Criteria	Metric	None	Low	Medium	High
Financial Impact
Reputational Impact

As used in this Exhibit A, the term “Company” shall mean the Corporation and its Affiliates.
Then the HRCC asks how much, if any, control/responsibility you had regarding the situation. The answer to the last question determines the modifier to be applied to the impact forfeiture percentage.

Criteria	None	Indirect	Direct
Your role & responsibility

Example [Insert Example]

THE BANK OF NEW YORK MELLON CORPORATION
FORM OF TERMS AND CONDITIONS
OF OPTIONS
The nonstatutory stock options (“Options”) with respect to Common Stock of The Bank of New York Mellon Corporation (the “Corporation”) granted to you on the Grant Date are subject to the Notice of Award – Options (the “Award Notice”), these Terms and Conditions of Options (the “Terms and Conditions”) and all of the terms and conditions of The Bank of New York Mellon Corporation 2023 Long-Term Incentive Plan (the “Plan”), which is incorporated herein by reference. In the case of a conflict between the Award Notice, these Terms and Conditions and the terms of the Plan, the provisions of the Plan shall govern. A copy of the Plan can be found on the Corporation’s equity award website, NetBenefits.com, under “Quick Links.” Capitalized terms used but not defined herein shall have the same meaning as provided or reflected in the Award Notice or the Plan, as applicable. For purposes of these Terms and Conditions, “Employer” means the Corporation or any Affiliate that employs or employed you on the applicable date.
SECTION 1: Option Award
1.1    Grant of Award. Subject to these Terms and Conditions and the terms of the Plan, the Corporation grants you the number of Options as reflected in the Award Notice. The Options shall vest and become exercisable in accordance with the Vesting Schedule [and shall be subject to the Risk Adjustment Process as reflected in the Award Notice].
1.2    Nontransferable. The Options shall be transferable only by will or the laws of descent and distribution. Any other attempt to transfer the Options shall be null and void.
SECTION 2: Vesting, Forfeiture, Termination of Employment and Disability
2.1    Vesting, Exercise and Forfeiture.
(a)    Vesting. Subject to Sections 3 and 5.4 of these Terms and Conditions, if you remain continuously employed with your Employer through the close of business on the applicable Vesting Date reflected in the Award Notice, the number of Options corresponding to such Vesting Date will vest and become exercisable. Notwithstanding anything to the contrary contained in the Award Agreement, a vesting may be delayed if, on the Vesting Date, you are the subject of ongoing disciplinary or performance management investigations or proceedings concerning circumstances under which forfeiture or clawback of this award could apply or such other actual or potential compensation recovery processes are ongoing under which forfeiture or clawback of this award could apply.  In such cases, the applicable portion of the award, if any, will vest and become exercisable following the completion of such investigations, proceedings and/or processes to the extent the Corporation determines that forfeiture and/or clawback does not apply.
(b)    Exercise. To exercise vested Options, you must give written notice to the Corporation in substantially the form prescribed by the Corporation specifying the number of Options you wish to exercise, complete the exercise in a manner authorized by the Corporation, deliver payment of the full Exercise Price on the day you exercise such Options in a form of payment authorized by the Corporation and in accordance with the terms of the Plan, including cash or shares of Common Stock having a Fair Market Value on the date of exercise of the Option equal to the Exercise Price for the shares being purchased (which may include, for example, a cashless exercise, sell to cover transaction or net settlement), and shall have made arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any withholding tax obligations. Unless otherwise provided in Sections 2.1(c), 2.2, 2.3 or 4.1 of these Terms and Conditions, your Options may not be exercised unless you are employed with the Corporation or an Affiliate on the exercise date and have remained continuously employed from the Grant Date through the exercise date. You shall not have any rights as a shareholder with respect to the shares of Common Stock subject to the Options until you have exercised the Options and received such shares. No Options shall be exercisable after the Expiration Date reflected in the Award Notice.
(c)    [Forfeiture upon Termination of Employment. Subject to Sections 2.2 and 2.3 of these Terms and Conditions, if you cease to be continuously employed with your Employer prior to the date that your Options become fully vested, you shall cease vesting in your Options as of your Termination Date and any unvested Options immediately shall terminate and be forfeited, [except in situations where vesting would have otherwise occurred but for the fact that a determination has not yet been made as to whether a risk adjustment pursuant to Exhibit A is required, in which case vesting shall occur in accordance with the terms of the Award Agreement provided that the Committee determines the effect, if any, of a risk adjustment]. As used herein, “Termination Date” shall mean the last day on which you are an employee of your Employer. Any Options that are vested and outstanding as of your Termination Date (as determined by the Corporation), including as a result of a voluntary termination, will remain exercisable until: [(i) [INSERT] and (ii) the Expiration Date reflected in the Award Notice if [INSERT]], in each case so long as you fully comply with the applicable covenants provided in Section 3 hereof.]
(d)    Forfeiture upon Termination of Employment for Cause. Notwithstanding anything to the contrary contained in these Terms and Conditions, if your Employer terminates your employment for Cause, your Options, whether vested (but unexercised) or unvested, immediately shall terminate and be forfeited. For purposes of these Terms and Conditions, “Cause” shall mean:
(i)    [you have been convicted of, or have entered into a pretrial diversion or entered a plea of guilty or nolo contendere (plea of no contest) to a crime or offense constituting a felony (or its equivalent under Applicable Laws outside of the United States), or to any other crime or offense involving moral turpitude, dishonesty, fraud, breach of trust, money laundering, or any other offense that may preclude you from being employed with a financial institution;
(ii)    you are grossly negligent in the performance of your duties or have failed to perform the duties of your employment, including, without limitation, failure to comply with any lawful directive from your Employer or the Corporation, other than by reason of incapacity due to disability or from any permitted leave of absence required by law;
(iii)    you have violated the Corporation’s Code of Conduct or any of the policies of the Corporation or your Employer governing the conduct of business or your employment, including without limitation, those relating to discrimination and retaliation;
(iv)    you have engaged in any misconduct which has the effect or potential of being injurious to the Corporation, any Affiliate or your Employer, including, but not limited to, its reputation;
(v)    you have engaged in an act of fraud or dishonesty, including, but not limited to, taking or failing to take actions intending to result in personal gain; or
(vi)    if you are employed outside the United States, any other circumstances (beyond those listed above) that permit the immediate termination of your employment without notice or payment in accordance with the terms of your employment agreement or Applicable Laws (as defined in Section 5.2)].
The determination of whether your actions will be considered Cause for purposes of these Terms and Conditions will be determined by the Corporation or any of its Affiliates, at its or their sole discretion, as applicable. Any determinations of Cause will be considered conclusive and binding on you.
2.2    Specified Terminations of Employment.
(a)    [Death. If you cease to be continuously employed with your Employer by reason of your death prior to the date that your Options become fully vested, your unvested Options will become fully vested as of your date of death. Any vested and outstanding Options will remain exercisable by the executor or administrator of your estate or the person or persons to whom you shall have transferred such right by will or by the laws of descent and distribution until: (i) [INSERT] or (ii) [the Expiration Date reflected in the Award Notice] if [INSERT].]
(b)    [Termination Providing Transition/Separation Pay. Provided that you execute and do not revoke a Transition/Separation Agreement and Release acceptable to your Employer, if you cease to be continuously employed with your Employer by reason of a termination by your Employer (or such other termination of employment that qualifies you for transition/separation pay under a plan, program or policy of the Corporation or your Employer, including any “Qualifying Termination” under the Corporation’s Executive Severance Plan) and in connection with such termination you receive transition/separation pay from the Corporation or your Employer, you will continue to vest in your Options in accordance with the Vesting Schedule set forth in the Award Notice so long as you fully comply with the applicable covenants provided in Section 3 hereof. If your Termination Date occurs (i) [INSERT], any Options that are vested and outstanding as of your Termination Date will remain exercisable until the [INSERT] [and any Options that continue to vest in accordance with this Section 2.2(b) will remain exercisable until the [INSERT] or (ii) [INSERT], any Options that are vested and outstanding as of your Termination Date will remain exercisable until [the Expiration Date reflected in the Award Notice], in each case so long as you fully comply with the applicable covenants provided in Section 3 hereof. As a condition for continued vesting and/or exercisability of your Options, the Corporation and/or your Employer may require you to periodically certify your compliance with the covenants set forth in Section 3 of these Terms and Conditions as more fully described in such Section. For purposes of the foregoing, “transition/separation pay” means any severance, redundancy or ex-gratia compensation payment to you from the Corporation or your Employer in connection with your termination of employment that is in excess of the amount payable to you on account of any notice period to which you are entitled pursuant to the terms of your contract of employment or otherwise (or payment in lieu of such notice). [Notwithstanding the foregoing, if you die following a termination of employment described in this Section 2.2(b), any unvested Options will become fully vested as of your date of death and your vested and outstanding Options will be exercisable until the earlier of the [INSERT] and the Expiration Date reflected in the Award Notice].]
(c)    [Change in Control. If your employment is terminated by your Employer without Cause within two (2) years after a Change in Control occurring after the Grant Date, and your Option award is assumed, substituted or replaced in connection with such Change in Control, you will continue to vest in your Options in accordance with the Vesting Schedule set forth in the Award Notice so long as you fully comply with the applicable covenants provided in Section 3 hereof. If your Termination Date occurs (i) [INSERT], any Options that are vested and outstanding as of your Termination Date will remain exercisable until the [INSERT] [and any Options that continue to vest in accordance with this Section

2.2(c) will remain exercisable until the [INSERT]] or (ii) [INSERT], any Options that are vested and outstanding as of your Termination Date will remain exercisable until [the Expiration Date reflected in the Award Notice], in each case so long as you fully comply with the applicable covenants provided in Section 3 hereof. [Notwithstanding the foregoing, if you die following a termination of employment described in this Section 2.2(c), any unvested Options will become fully vested as of your date of death and your vested and outstanding Options will be exercisable until the earlier of the [INSERT] and the Expiration Date reflected in the Award Notice.] In the event that your Option award is not assumed, substituted or replaced in connection with a Change in Control occurring after the Grant Date, including if such a Change in Control occurs following your Termination Date while your Options continue to vest in accordance with Section 2.2(b) or 2.3, any unvested Options will become fully vested as of the date of the Change in Control and any Options that are vested and outstanding as of the date of the Change in Control will be settled in cash, shares or a combination thereof, as determined by the Committee.]
[Additional Vesting Provisions, if any.]

2.3    [Disability. If you receive current benefits under a long-term disability plan maintained by the Corporation or your Employer, you will continue to vest in your Options in accordance with the Vesting Schedule set forth in the Award Notice, and any vested and outstanding Options may be exercised, during the period you are eligible to receive such benefits so long as you fully comply with the applicable covenants provided in Section 3 hereof. Notwithstanding the foregoing, if you die during the period you are eligible to receive such benefits described in this Section 2.3, any unvested Options will become fully vested as of your date of death and your vested and outstanding Options will be exercisable until the earlier of the [INSERT] and the Expiration Date reflected in the Award Notice.]
SECTION 3: Notice of Resignation, Non-Solicitation, Non-Competition, Confidential Information, Non-Disparagement and Cooperation
3.1    Notice of Resignation. As consideration for this award, you will provide your Employer with 180 days’ advance written notice of any voluntary termination of your employment with your Employer or such longer period as may be set forth in any other agreement that you may have with the Corporation or your Employer or any policy of the Corporation or of your Employer.
3.2    [Non-Solicitation of Clients, Contractors and Employees; Non-Competition.
To protect the Corporation’s and its Affiliates’ legitimate business interests, including its confidential information and goodwill, and for the good and valuable consideration offered pursuant to the Award Agreement, which is in excess of any consideration you are otherwise entitled to receive, and to the maximum extent permitted by Applicable Laws, you agree as follows:
(a)    Non-Solicitation of Clients, Contractors and Employees. Your Options, whether vested (but unexercised) or unvested, shall be immediately forfeited if, prior to one (1) year from the Termination Date or, if later, the final Vesting Date set forth in the Award Notice (the “Restricted Period”), you directly or indirectly: (i) solicit, divert or appropriate, or attempt to solicit, divert or appropriate for the benefit of any Competitive Enterprise any client or prospective client of the Corporation or an Affiliate with whom you had contact, or with respect to whom you obtained or had access to Confidential Information, or whose identity you learned, during your employment with your Employer; (ii) interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Corporation or an Affiliate and any of its respective clients or prospective clients with whom you had contact, or with respect to whom you obtained or had access to Confidential Information, or whose identity you learned, during your employment with your Employer, or otherwise cause, induce or encourage any such client to diminish or terminate its relationship with the Corporation or an Affiliate; or (iii) hire or employ any employee or contractor of the Corporation or an Affiliate, or influence, solicit or induce such an individual or entity to terminate or diminish their employment or engagement, whichever is applicable, with the Corporation or an Affiliate. For purposes of the Award Agreement, “prospective clients” means any person or entity with whom the Corporation or an Affiliate is or was engaged for the purposes of entering into a client or business relationship within the twelve (12) months preceding your Termination Date. During the Restricted Period, you agree to (i) advise any person or entity that seeks to employ you of the terms of these covenants; and (ii) immediately notify People Team equity administration if you are not in compliance with your obligations above.
(b)    Non-Competition.  Your Options, whether vested (but unexercised) or unvested, shall be immediately forfeited if, after your separation from employment with the Corporation or its Affiliates and before the end of the Restricted Period, you, directly or indirectly (without the prior written consent of the Corporation), (i) associate (including as a director, officer, employee, partner, consultant, investor, agent or advisor) with a Competitive Enterprise, or (ii) transact business on behalf of a Competitive Enterprise. For purposes of the Award Agreement, “Competitive Enterprise” means any business enterprise, person or entity: (i) that is a member of any of the Corporation’s competitive peer groups as disclosed in the Corporation’s proxy statement that was most recently filed with the Securities and Exchange Commission preceding the Termination Date; or (ii) that is otherwise engaged in or is undertaking efforts to engage in any actual or planned or substantially similar service offering of the Corporation or the Affiliate, product line of the Corporation or the Affiliate, or any other business of the Corporation or an Affiliate within the two (2) years preceding your Termination Date; or (iii) for whom you would otherwise be performing services through which you would disclose or inevitably disclose Confidential Information. However, nothing in the Award Agreement shall preclude you from investing your personal assets in the securities of any Competitive Enterprise if such securities are (i) traded on a national stock exchange or in the over-the-counter market and if such investment is as a passive investor and if such investment does not result in you beneficially owning, at any time, more than five percent (5%) of the publicly-traded equity securities of such competitor; or (ii) not traded on a national stock exchange or in the over-the-counter market and if such investment is as a passive investor and such investment does not result in you beneficially owning, at any time, more than five percent (5%) of any class of equity securities of such competitor. You acknowledge and agree that the Corporation’s and its Affiliates’ business is global in nature, and in light of your executive level role and responsibilities and your access to Confidential Information concerning the Corporation’s and its Affiliates’ global operations, in providing your services to your Employer you will have a material presence or influence on behalf of your Employer throughout the world. You further acknowledge and agree that, in light of current technology, your services and the business of any Competitive Enterprise can be conducted anywhere in the world.
For the sake of clarity, the foregoing non-compete restriction does not prohibit you from being employed by the government or a not-for profit organization (i.e., an organization exempt from local and national tax laws). In view of the limited scope of the non-compete obligation assumed under this Section, which does not prevent you from working in other entities that are not affected by it, you acknowledge and agree that: (i) the foregoing non-compete obligation is reasonable and necessary to protect the Corporation’s and its Affiliates’ legitimate business interests including its confidential information and goodwill, and (ii) the continued vesting and/or exercisability of your Options following a separation from employment with the Corporation or its Affiliates is fair and reasonable consideration for the foregoing non-compete obligation. During the Restricted Period, you further agree to (i) advise any person or entity that seeks to employ you of the terms of these covenants; and (ii) immediately notify People Team equity administration if you are not in compliance with your obligations above (i.e., if you begin to associate with or transact business on behalf of a Competitive Enterprise).]
3.3    Confidential Information.
(a)Except as may be permitted in accordance with Section 3.6 below, during the course of your employment with the Corporation or any Affiliate and continuing thereafter, you will maintain in secrecy all Confidential Information of the Corporation and its Affiliates and will not, either directly or indirectly, at any time, while an employee of the Corporation or any Affiliate or thereafter, make known, divulge, reveal, furnish, make available, disclose, appropriate or use (except for use in the regular course of your duties for the Corporation or its Affiliates) any Confidential Information (as defined below) without the written consent of the Corporation. Upon the Termination Date, or any time the Corporation makes a request, you will deliver promptly to the Corporation all Confidential Information and all copies of Confidential Information, or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information and, to the extent any Confidential Information is stored on any PDA or personal computer, cloud, email account or other storage device, you will fully cooperate with the Corporation or its Affiliates to return and permanently delete all such Confidential Information from such devices. Upon the Corporation’s request, you agree to provide access to any such device(s) to the Corporation or a third-party vendor selected by the Corporation to assist with such identification and removal of Confidential Information and Corporation material in a manner that includes steps to protect your personal information. Upon the Corporation’s request at any time, you will certify in writing to the Corporation that no Confidential Information or any analyses, compilations, summaries, studies, or other documents based, in whole or in part, upon the Confidential Information, remains in your possession or control. You also agree that this obligation is in addition to, and not in limitation or preemption of, all other obligations of confidentiality that you may have to the Corporation or its Affiliates under the Code of Conduct, Securities Trading Policy or other rules or policies governing the conduct of their respective businesses, or general or specific legal or equitable principles.
(b)As used herein, “Confidential Information” means the information you have been given or to which you have access or become informed of, directly or indirectly, which the Corporation or its Affiliates possess or have access and which relates to the Corporation or its Affiliates, is not generally known to the public or in the trade or is a competitive asset and/or otherwise constitutes a “trade secret,” as that term is defined by Applicable Laws, of the Corporation or its Affiliates, including without limitation, non- public: (i) planning data and marketing strategies, including marketing ideas, mailing lists, and sales and marketing plans; (ii) terms of any new products and investment strategies; (iii) information relating to other officers and employees of the Corporation or its Affiliates, including personal information, social security numbers, medical information, addresses, and telephone numbers; (iv) financial results and information about the business condition of the Corporation or its Affiliates, including results and data about Corporation conditions, operations, strategies and plans, pending projects and proposals, and potential acquisitions or divestitures; (v) terms of any investment, management or advisory agreement or other material contract; (vi) proprietary software and other product or technical information, including product formulations, new product ideas, new business developments, plans, designs, compilations, methods, processes, procedures, program devices, data or market information processing programs, hardware firmware, research and development products, and related documents and information; (vii) customer and potential customer information, including client lists, prospecting lists, information about client accounts, pricing strategies, and current or proposed transactions and contact persons at such customers and customer prospects; and (viii) material information or internal analyses concerning customers or customer prospects of the Corporation or its

Affiliates or their respective operations, condition (financial or otherwise) or plans. Confidential Information does not include information which: (i) was or becomes generally available to the public other than as a result of disclosure by you or any of your agents, advisors or representatives or the wrongdoing of a third party; (ii) was within your possession prior to its being furnished to you by or on behalf of the Corporation or its Affiliates, provided that the source of the information was not bound by a confidentiality agreement with the Corporation or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or otherwise wrongfully came into possession of such information; or (iii) was or becomes available to you on a non-confidential basis from a source other than the Corporation or its Affiliates, provided that such source is not bound by a confidentiality agreement with the Corporation or otherwise prohibited from transmitting the information to you by a contractual, legal or fiduciary obligation or otherwise wrongfully came into possession of such information.
(c)You acknowledge and agree that the Confidential Information is not generally known or available to the general public; has been developed, compiled, and/or acquired by the Corporation or its Affiliates at their great effort and expense; and includes such information as it exists in any form, including written, oral, electronic, digital or other form. You further acknowledge that disclosing, divulging, revealing or using any Confidential Information, other than on behalf of the Corporation and its Affiliates, would be highly detrimental to the Corporation and its Affiliates, and that immediate and irreparable harm to the Corporation and its Affiliates, including loss of business and financial damage, would result therefrom.
3.4    Non-Disparagement. Subject to Section 3.6 below, during the course of your employment with the Corporation or any Affiliate and continuing thereafter, you will not, directly or indirectly, make, issue, authorize or publish any comments or statements (orally or in writing) to the media, including without limitation traditional vehicles and social media, to any individual or entity with whom or which the Corporation, or any of its Affiliates, has a business relationship, or to any other individual or entity, which disparages, criticizes or otherwise reflects adversely upon the Corporation, any of its Affiliates or any of their respective employees, officers or directors.
3.5    Cooperation. Upon the termination of your employment for any reason or no reason, including but not limited to resignation of employment, you will fully cooperate with the Corporation and its Affiliates upon reasonable notice and at reasonable times, in the prosecution and defense of complaints, investigations, litigation, arbitration and mediation of any complaints, claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while employed by the Corporation or any Affiliate.
3.6    Governmental Authorities. Nothing in the Award Agreement prohibits or interferes with your right to disclose any relevant and necessary information in any action or proceeding relating to the Award Agreement or as otherwise required by law or legal process. In addition, nothing in the Award Agreement prohibits or interferes with your or your attorney’s right: (a) to initiate communications directly with or report or disclose possible violations of law or regulation to, any governmental agency or entity, legislative body, or any self-regulatory organization, including but not limited to the U.S. Department of Justice (“DOJ”), the U.S. Securities and Exchange Commission (“SEC”), the U.S. Financial Industry Regulatory Authority (“FINRA”), the U.S. Equal Employment Opportunity Commission (“EEOC”), or U.S. Congress, and such reports or disclosures do not require prior notice to, or authorization from, the Corporation; (b) to participate, cooperate, or testify in any action, investigation or proceeding with, provide information to, or respond to any inquiry from any governmental agency or legislative body, any self-regulatory organization, including but not limited to the IRS, SEC, FINRA, the

EEOC, DOJ, U.S. Congress (“Governmental Authorities”), or the Corporation’s Legal or Compliance Departments and such communications do not require prior notice to, or authorization from the Corporation. However, with respect to such communications, reports, participation, cooperation or testimony to the Governmental Authorities, as set forth above in clauses (a) and (b) of this Section, you may not disclose privileged communications with the Corporation’s counsel. To the extent permitted by law, upon receipt of a subpoena, court order or other legal process compelling the disclosure of any information, you will give prompt written notice to the Corporation so as to provide the Corporation ample opportunity to protect its interests in confidentiality to the fullest extent possible unless the subpoena, court order or other legal process pertains to an action described above in clauses (a) or (b) of this Section, in which event no such notice is required. Notwithstanding any confidentiality and non-disclosure obligations you may have, you are hereby advised as follows pursuant to the U.S. Federal Defend Trade Secrets Act of 2016: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
3.7    Periodic Certification of Compliance. In connection with your separation from employment with the Corporation or its Affiliates, upon request by your Employer, you agree to periodically certify your compliance with the covenants set forth in this Section 3 through the end of the Restricted Period. If you fail to provide any such certification(s) as requested by your Employer, the Options whether vested (but unexercised) or unvested shall be immediately forfeited.
3.8    Existing Obligations. The terms of the Award Agreement shall not in any way (a) limit your obligations pursuant to any other agreements with the Corporation or any of its Affiliates or other corporate plans or policies applicable to you; or (b) limit the Corporation’s or your Employer’s rights to exercise any remedies it may have under Applicable Laws or under the terms of such other agreements, plans or policies.
3.9    Failure to Comply with Covenants. If you fail to comply with any of the foregoing applicable covenants, the outstanding Options, whether vested (but unexercised) or unvested, shall be immediately forfeited and amounts in respect of previously exercised Options may be subject to repayment as provided in Section 5.4 of these Terms and Conditions. The Corporation and any Affiliate that employs or employed you on the applicable date has the right to enforce Section 3 of these Terms and Conditions.
SECTION 4: Government Service
4.1    Acceleration Due to Conflicts of Interest or Ethics Laws (Governmental Service). The Corporation may accelerate the vesting of all or part of your outstanding Options if each of the following conditions are satisfied: (i) you cease to be continuously employed with your Employer by reason of an event described in Section 2.2(b) or (c); (ii) pursuant to such section, you continue to vest in your Options following your Termination Date; (iii) following your Termination Date, you become employed by a Governmental Employer; and (iv) you present the Corporation with satisfactory evidence demonstrating that as a result of such employment with a Governmental Employer, the divestiture of your Options is reasonably necessary to avoid the violation of United States federal, state or local conflicts of interest or ethics law applicable to you. In the event that vesting of the Options is accelerated pursuant to this Section 4.1, you shall remain subject to these Terms and Conditions as if the Options had remained outstanding through the original Vesting Dates, including, but not limited to, for purposes of determining the duration of the Restricted Period set forth in Section 3.2 (so that the Restricted Period shall be determined based on the originally scheduled Vesting Dates without regard to any acceleration). In the event that the vesting of any of your outstanding Options is accelerated in accordance with this Section 4.1, such Options may be exercised in accordance with terms determined by the Committee, subject to the terms of the Plan, after which you shall cease to have any further rights with respect to your Options, and for the avoidance of doubt, any outstanding Options for which vesting is not accelerated shall be deemed immediately forfeited. As a condition for acceleration pursuant to this Section 4.1, the Corporation may require that you sign an agreement satisfactory to the Corporation addressing the circumstances of such acceleration and acknowledging these Terms and Conditions. For purposes of this Section 4.1, “Governmental Employer” means a United States federal, state or local governmental agency, branch, department, or entity and any court or other tribunal.
SECTION 5: Other Terms and Conditions
5.1    No Right to Employment. Neither the award of Options nor anything else contained in these Terms and Conditions nor the Plan shall be deemed to limit or restrict the right of your Employer to terminate your employment at any time, for any reason, with or without Cause.
5.2    Compliance with Laws. Notwithstanding any other provision of these Terms and Conditions, you agree to take any action, and consent to the taking of any action by the Corporation and your Employer with respect to the Options awarded hereunder necessary to achieve compliance with applicable laws, regulations or relevant regulatory requirements or interpretations in effect from time to time (“Applicable Laws”). Any determination by the Corporation in this regard shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the U.S. Securities Act of 1933 (as the same shall be in effect from time to time) or other applicable foreign securities laws, or to take any other affirmative action in order to cause the delivery of shares in book-entry form or otherwise therefore to comply with any Applicable Laws. For the avoidance of doubt, you understand and agree that if any payment or other obligation under or arising from these Terms and Conditions or the Plan is in conflict with or is restricted by any Applicable Laws, the Corporation may reduce, revoke, cancel, clawback or impose different terms and conditions to the extent it deems necessary or appropriate, in its sole discretion, to effect such compliance.
5.3    Tax Withholding. To the extent required by Applicable Laws, you shall make arrangements satisfactory to the Corporation, in its discretion, for the satisfaction of any Tax-Related Items that arise in connection with the Options. The Corporation shall not be required to issue any shares of Common Stock or make any cash or other payment under the Plan until such obligations are satisfied. Regardless of any action the Corporation or your Employer take with respect to any or all income tax (including U.S. federal, state and local taxes or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Corporation and your Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Options, including the exercise of the Options or the subsequent sale of any shares of Common Stock acquired pursuant to the Options and (b) do not commit to structure the terms of the grant or any aspect of the Options to reduce or eliminate your liability for Tax-Related Items. Further, if you are or become subject to taxation in more than one country, you acknowledge that the Corporation and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
Prior to the issuance of shares of Common Stock upon the exercise of your Options, if your country of residence (and/or the country of employment, if different) requires withholding or payment of Tax-Related Items, the Corporation shall be authorized to withhold a sufficient number of whole shares of Common Stock otherwise issuable upon exercise that have an aggregate Fair Market Value sufficient to pay the Tax-Related Items required to be withheld with respect to the shares of Common Stock. The cash equivalent of the shares of Common Stock withheld upon exercise of your Options will be used to satisfy the obligation to withhold the Tax-Related Items. In the event that withholding in shares of Common Stock is prohibited or problematic under Applicable Laws or otherwise may trigger adverse consequences to the Corporation or your Employer, your Employer is authorized to withhold the Tax-Related Items required to be withheld with respect to the shares of Common Stock in cash from your regular salary and/or wages or any other amounts payable to you. In the event the withholding requirements are not satisfied through the withholding of shares of Common Stock by the Corporation or through your regular salary and/or wages or other amounts payable to you by your Employer, no shares of Common Stock will be issued to you (or your estate) upon exercise of your Options unless and until satisfactory arrangements, have been made by you with respect to the payment of any Tax-Related Items that the Corporation or your Employer determines, in its sole discretion, must be withheld or collected with respect to such Options. By accepting this grant of Options, you expressly consent to the withholding of shares of Common Stock and/or withholding from your regular salary and/or wages or other amounts payable to you as provided for hereunder. All other Tax-Related Items related to the Options and any shares of Common Stock delivered in payment thereof are your sole responsibility. Without limiting the Corporation’s or your Employer’s authority to satisfy their withholding obligations for Tax-Related Items as set forth herein, by accepting this grant of Options, you authorize the Corporation and/or your Employer to withhold shares of Common Stock otherwise deliverable to you upon exercise of your Options to satisfy Tax-Related Items, regardless of whether the Corporation and/or your Employer have an obligation to withhold such Tax-Related Items.
The Corporation or your Employer may withhold or account for Tax-Related Items by considering applicable statutory or other withholding rates, including minimum or maximum rates applicable in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Common Stock). In the event of under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Corporation and/or your Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, you shall be deemed to have been issued the full number of shares of Common Stock subject to the Options, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items.
[5.4    Forfeiture and Repayment. If, directly or indirectly:
(a)    during the course of your employment with your Employer, you violate any obligations set forth in the Award Agreement (including without limitation those obligations set forth in Section 3 of these Terms and Conditions) or engage in conduct or it is discovered that you engaged in conduct that is adverse to the interests of the Corporation or its Affiliates, including but not limited to failures to comply with the Corporation’s or any of its Affiliate’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities;

(b)    during the course of your employment with your Employer, you engage (other than for the benefit of the Corporation or its Affiliates) in solicitation and/or diversion of customers or employees;
(c)    during the course of your employment with your Employer, you engage in competition with the Corporation or its Affiliates;
(d)    following termination of your employment with your Employer for any reason, with or without Cause, you violate any post-termination obligations or duties owed to the Corporation or its Affiliates under any agreement with the Corporation or its Affiliates, including without limitation, any employment, confidentiality, non-solicitation, non-competition or other agreement restricting post-employment conduct (including without limitation those obligations set forth in Section 3 of these Terms and Conditions); or
(e)    any compensation that the Corporation or its Affiliates has promised or paid to you is required to be forfeited and/or repaid to the Corporation or its Affiliates pursuant to applicable regulatory requirements;
then the Corporation may cancel all or any of the Options whether vested (but unexercised) or unvested and/or require repayment of any sums (including, in the case of shares of Common Stock, the value of those shares of Common Stock) or other amounts which were acquired pursuant to the Options (including without limitation any dividends paid on the shares of Common Stock). The Corporation shall have sole discretion to determine what constitutes grounds for forfeiture and/or repayment under this Section 5.4, and, in such event, the Options that shall be cancelled and the sums or amounts that shall be repaid. For purposes of the foregoing, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm and/or third party administrator engaged by the Corporation to hold the shares of Common Stock and other amounts acquired pursuant to the Options to re-convey, transfer or otherwise return such shares and/or other amounts to the Corporation.
For the avoidance of doubt, the Corporation will also cancel all or any of the Options and/or require repayment of any shares of Common Stock (or the value thereof) and other amounts which were acquired pursuant to the Options (including without limitation any dividends paid on the shares of Common Stock) as required by Applicable Laws and/or the Corporation’s Policy for the Recovery of Erroneously Awarded Incentive-Based Compensation (the “Recovery Policy”), if applicable. To the extent that you are subject to the Recovery Policy, you agree that, notwithstanding the terms of any indemnification arrangement or insurance policy, the Corporation shall not indemnify you against the loss of erroneously awarded Incentive-Based Compensation (as defined in the Recovery Policy), including any payment or reimbursement for the cost of insurance obtained by you to fund amounts recoverable under the Recovery Policy. In order to satisfy any recoupment obligation arising under any clawback or recovery policy of the Corporation or otherwise under Applicable Laws, you expressly and explicitly authorize the Corporation to issue instructions, on your behalf, to any brokerage firm or stock plan service provider engaged by the Corporation to hold any shares of Common Stock or other amounts acquired pursuant to the Options to re-convey, transfer or otherwise return the shares of Common Stock and/or other amounts to the Corporation upon the Corporation’s enforcement of any clawback or recovery policy or Applicable Laws.]
5.5    Governing Law and Choice of Forum. The Award Agreement shall be construed and enforced in accordance with the laws of the State of New York, other than any choice of law provisions calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of New

York and agree that such litigation shall be conducted only in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where this grant is made and/or to be performed and agree to such other choice of forum provisions as are included in the Plan.
5.6    Nature of Plan. By participating in the Plan, you acknowledge, understand and agree that:
(a)     The Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time.
(b)    The grant of Options under the Plan is a one-time benefit and does not create any contractual or other right to receive Options or benefits in lieu of such awards in the future. Future awards, if any, will be at the sole discretion of the Corporation, including, but not limited to, the form and timing of the award, the number of shares of Common Stock subject to the award, the vesting provisions applicable to the award and the purchase price (if any)
(c)    Your participation in the Plan is voluntary, and the value of your Options is an extraordinary item of compensation and is outside the scope of your employment (and your employment contract, if any). As such, your Options are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, dismissal, termination or end of service payments, bonuses, long-service awards, pension or retirement benefits, or similar payments.
(d)    No claim or entitlement to compensation or damages shall arise from forfeiture of the Options or recoupment of any shares of Common Stock acquired under the Plan resulting from (i) the termination of your employment or other service relationship (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any) and/or (ii) the application of any recoupment policy or any recovery or clawback policy otherwise required by law. In consideration of the grant of the Options, you expressly agree not to institute any such claim against the Corporation, any of its Affiliates or your Employer.
5.7    Data Privacy. By accepting the Options, you declare that you agree with the data processing practices described herein and consent to the collection, processing and use of your Personal Data (as defined below) by the Corporation and the transfer of your Personal Data to the recipients mentioned herein, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described herein.
(a)Declaration of Consent. You understand that you need to review the following information about the processing of your personal data by or on behalf of the Corporation, your Employer and/or any of its Affiliates, as described herein, and any other Options grant materials (the “Personal Data”) and declare your consent. With regard to the processing of your Personal Data in connection with the Plan, you understand that the Corporation is the controller of the Personal Data.
(b)Data Processing and Legal Basis. The Corporation collects, uses and otherwise processes your Personal Data for the purposes of allocating shares and implementing, administering and managing the Plan. You understand that this Personal Data may include, without limitation, your name, home address and telephone number, email address, personal bank account details, date of birth, social insurance number, passport number or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of Common Stock or directorships held in the Corporation or its Affiliates, details of all Options or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, purchased, vested, unvested, exercised, unexercised or outstanding in your favor. The Corporation’s legal basis for the processing of your Personal Data is your consent.
(c)Stock Plan Administration Service Providers. You understand that the Corporation may transfer your Personal Data, or parts thereof, to Fidelity Stock Plan Services LLC and certain of its affiliated companies (“Fidelity”), an independent service provider based in the United States which assists the Corporation with the implementation, administration and management of the Plan. In the future, the Corporation may select a different service provider and share your Personal Data with such different service provider that serves the Corporation in a similar manner. You understand and acknowledge that the Corporation’s service provider may open an account for you to receive and trade shares acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.
(d)International Data Transfers. You understand that the Corporation and, as of the date hereof, certain third parties assisting in the implementation, administration and management of the Plan, such as the Corporation’s service providers, are based in the United States. If you are located outside the United States, you understand and acknowledge that your country has enacted data privacy laws that are different from the laws of the United States. Transfers of personal data from the EU to the United States can be made on the basis of Standard Contractual Clauses approved by the European Commission or other appropriate safeguards permissible under the Applicable Laws. If you are located in the EU or EEA, the Corporation may receive, process and transfer your Personal Data onward to third-party service providers solely on the basis of appropriate data transfer agreements or other appropriate safeguards permissible under Applicable Laws. If applicable, you understand that you can ask for a copy of the appropriate data processing agreements underlying the transfer of your Personal Data by contacting your local People Team representative. The Corporation’s legal basis for the transfer of your Personal Data is your consent.
(e)Data Retention. You understand that the Corporation will use your Personal Data only as long as is necessary to implement, administer and manage your participation in the Plan, or to comply with Applicable Laws, including under tax and securities laws. In the latter case, you understand and acknowledge that the Corporation’s legal basis for the processing of your Personal Data would be compliance with the Applicable Laws or the pursuit by the Corporation of respective legitimate interests not outweighed by your interests, rights or freedoms. When the Corporation no longer needs your Personal Data for any of the above purposes, you understand the Corporation will remove it from its systems.
(f)Voluntariness and Consequences of Denial/Withdrawal of Consent. You understand that your participation in the Plan and your grant of consent is purely voluntary. You may deny or later withdraw your consent at any time, with future effect and for any or no reason. If you deny or later withdraw your consent, the Corporation can no longer offer you participation in the Plan or offer other awards to you or administer or maintain such awards and you would no longer be able to participate in the Plan. You further understand that denial or withdrawal of your consent would not affect your status or salary as an employee or your career and that you would merely forfeit the opportunities associated with the Plan.

(g)Data Subject Rights. You understand that data subject rights regarding the processing of personal data vary depending on the Applicable Laws and that, depending on where you are based and subject to the conditions set out in the Applicable Laws, you may have, without limitation, the rights to (i) inquire whether and what kind of Personal Data the Corporation holds about you and how it is processed, and to access or request copies of such Personal Data, (ii) request the correction or supplementation of Personal Data about you that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Personal Data no longer necessary for the purposes underlying the processing, processed based on withdrawn consent, processed for legitimate interests that, in the context of your objection, do not prove to be compelling, or processed in non-compliance with applicable legal requirements, (iv) request the Corporation to restrict the processing of your Personal Data in certain situations where you feel its processing is inappropriate, (v) object, in certain circumstances, to the processing of Personal Data for legitimate interests, and to (vi) request portability of your Personal Data that you have actively or passively provided to the Corporation (which does not include data derived or inferred from the collected data), where the processing of such Personal Data is based on consent or your employment or service contract and is carried out by automated means. In case of concerns, you understand that you may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of your rights, you should contact your local People Team representative.
5.8    Insider Trading/Market Abuse Laws. You may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the shares of Common Stock are listed and in applicable jurisdictions including the United States and your country or your broker’s country, if different, which may affect your ability to accept, acquire, sell or otherwise dispose of shares of Common Stock, rights to shares of Common Stock (e.g., Options) or rights linked to the value of shares of Common Stock under the Plan during such times as you are considered to have “inside information” regarding the Corporation (as defined by the laws in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (a) disclosing the inside information to any third party and (b) “tipping” third parties or causing them otherwise to buy or sell securities (third parties include fellow employees). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Corporation. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you should speak to your personal advisor on this matter.
5.9    Electronic Delivery and Acceptance. The Corporation may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or a third party designated by the Corporation.
5.10    Severability. The provisions of these Terms and Conditions are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable. Alternatively, the Corporation, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to render it valid and enforceable to the full extent permitted under Applicable Laws.
5.11     Construction/Blue Pencil. The headings contained in these Terms and Conditions are for convenience only and do not constitute part of and shall not be used to interpret these Terms and

Conditions. The language in all parts of these Terms and Conditions shall be construed according to its fair meaning and not strictly for or against you or the Corporation because that party or that party’s legal representative drafted it. Notwithstanding any provision to the contrary herein, you agree that the covenants and post-employment restrictions contained in these Terms and Conditions are reasonable under the circumstances, valid in duration and scope, and necessary to protect the Corporation’s Confidential Information. It is the desire and intent of the parties, and you agree, that the covenants and post-employment restrictions contained in these Terms and Conditions shall be enforced to the fullest extent permissible under Applicable Laws and public policies. Accordingly, if any term or provision of the covenants or post-employment restrictions contained in these Terms and Conditions or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such court shall have the right, power and authority to excise or modify such provision or provisions of these covenants so as to render such provision or portion thereof enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, these Terms and Conditions shall be considered divisible as to such provision, which shall become null and void, leaving the remainder in full force and effect.
5.12    Liability for Breach. You shall indemnify the Corporation and hold it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by you of these Terms and Conditions, including, without limitation, any attempted transfer of Options in violation of Section 1.2 of these Terms and Conditions.
5.13    Waiver. You acknowledge that a waiver by the Corporation of any provision of these Terms and Conditions shall not operate or be construed as a waiver of any other provision of these Terms and Conditions, or of any subsequent breach of these Terms and Conditions.
5.14    [Nonstatutory Stock Option. The parties hereto agree that the Options granted hereby are not, and should not be construed to be, incentive stock options under Section 422 of the Code.]
5.15    Addendum. The grant of your Options shall be subject to any special terms and conditions set forth in any Addendum to these Terms and Conditions (the “Addendum”) for your state of residence (and your state of employment, if different). If you relocate your residency or employment to one of the states included in the Addendum, the special terms and conditions for such state will apply to you, to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum shall constitute part of the Award Agreement.
5.16    Additional Requirements. The Corporation reserves the right to impose other requirements on the Options, any payment made pursuant to the Options, and your participation in the Plan, to the extent the Corporation determines, in its sole discretion, that such other requirements are necessary or advisable for legal or administrative reasons. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.
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THE BANK OF NEW YORK MELLON CORPORATION
FORM OF ADDENDUM TO
TERMS AND CONDITIONS
OF OPTIONS
This Addendum includes additional terms and conditions that govern the Options granted to you if you reside in or are employed in one of the locations listed herein. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the main body of the Award Agreement. All capitalized terms as contained in this Addendum shall have the same meaning as set forth in the Award Notice, the Terms and Conditions and the Plan. If you transfer your residence and/or employment to one of the locations included in this Addendum, the special terms and conditions for such location will apply to you to the extent the Corporation determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable for legal or administrative reasons (or the Corporation may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).
CALIFORNIA
1.    Non-Solicitation of Clients, Contractors and Employees; Non-Competition. The following provision shall replace Section 3.2 of the Terms and Conditions in its entirety:
3.2    [Non-Solicitation of Clients, Contractors and Employees; Non-Competition.
(a)    Non-Solicitation of Clients, Contractors and Employees. You are prohibited, without prior authorization, from using or disclosing the Corporation’s or its Affiliates’ trade secrets at any time, including without limitation to (i) solicit or induce or attempt to solicit or induce any current or prospective client of the Corporation or an Affiliate known to you, to initiate or continue a client relationship with you other than with the Corporation or Affiliate, or to terminate or reduce its client relationship with the Corporation or Affiliate, or (ii) solicit any employee or contractor to terminate or reduce their employment or engagement, whichever is applicable, with the Corporation or Affiliate. You understand and acknowledge that your obligations under this provision will continue indefinitely unless and until any such trade secrets have become, through no fault of yours or through the wrongful conduct of a third party, generally known to the public. You understand and acknowledge that your obligations under this Section will survive termination of employment regardless of reason.]
(b)    Non-Competition. Intentionally Omitted.
2. Governing Law and Choice of Forum. The following provision shall be appended to Section 5.5 of the Terms and Conditions:
Notwithstanding the foregoing, for purposes of Section 3.2 of these Terms and Conditions, the Award Agreement shall be construed and enforced in accordance with the laws of the State of California, other than any choice of law provisions calling for the application of laws of another jurisdiction. For purposes of litigating any dispute that arises between the parties directly from Section 3.2, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in a California state or federal court.

MASSACHUSETTS
1.    Non-Competition. The following provision shall be appended to Section 3.2(b) of the Terms and Conditions:
[For the sake of clarity, the foregoing non-compete restriction does not prohibit you from being employed by the government or a not-for profit organization (i.e., an organization exempt from local and national tax laws).  In view of the limited scope of the non-compete obligation assumed under this Section, which does not prevent you from working in other entities that are not affected by it, you acknowledge and agree that: (i) the foregoing non-compete obligation is reasonable and necessary to protect the Corporation’s legitimate business interests including its confidential information and goodwill, and (ii) the continued vesting and/or exercisability of your Options following a separation from employment with the Corporation or its Affiliates is fair and reasonable consideration for the foregoing non-compete obligation. During the Restricted Period, you further agree to (i) advise any person or entity that seeks to employ you of the terms of these covenants; and (ii) immediately notify People Team equity administration if you are not in compliance with your obligations above (i.e., if you begin to associate with or transact business on behalf of a Competitive Enterprise). You have seven business days from the date you electronically acknowledge and accept the terms of the Award Agreement to rescind your acceptance of the Award Agreement. You acknowledge that you have been provided at least ten business days before this Award Agreement is to be effective. You may rescind your acceptance of the Award Agreement by sending written notice to People Team equity administration at [INSERT CONTACT INFORMATION].]
2